News Release

FOR IMMEDIATE RELEASE

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

SCOTT W. WINE TO JOIN TEREX CORPORATION BOARD OF DIRECTORS

WESTPORT, CT, September 19, 2011 -- Terex Corporation (NYSE:TEX) announced today that Scott W. Wine will be appointed to its Board of Directors effective October 10, 2011.

Mr. Wine is the Chief Executive Officer of Polaris Industries, Inc. and has served in that role since 2008. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles and the Polaris RANGER® for recreational and utility use, snowmobiles, motorcycles and on-road electric powered vehicles.

“Scott Wine has a proven track record of growing profitable industrial businesses, acquiring and integrating businesses and rapidly driving results,” said Ronald M. DeFeo, Terex Chairman and Chief Executive Officer. ”We look forward to his contribution to board decision making as Terex continues its development toward becoming a superb operating company,” commented G. Chris Andersen, Lead Director and Chairman of the Governance and Nominating Committee.

Prior to joining Polaris, Mr. Wine served as President of Fire Safety Americas, part of the Fire & Security Division of United Technologies Corporation since 2007, and, prior to that time, held senior leadership positions at Danaher Corp. from 2003 to 2007, serving as President of its Jacob Vehicle Systems and Veeder-Root subsidiaries and Vice President and General Manager, Manufacturing Programs in Europe. From 1996 to 2003, Mr. Wine held a number of operations and executive positions, both international and domestic, with Allied Signal Corp.'s Aerospace Division, which became Honeywell International after a 1999 merger with Honeywell, Inc. Mr. Wine began his career as an officer in the United States Navy.

Mr. Wine holds a Master of Business Administration degree from the University of Maryland and a Bachelor of Science degree in economics from the United States Naval Academy. Mr. Wine also currently serves on the Board of Directors of Polaris.

Terex Corporation is a diversified global manufacturer reporting in four business segments: Aerial Work Platforms, Construction, Cranes and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com